EXHIBIT 10.69

PORTIONS OF THIS EXHIBIT 10.69 MARKED BY AN *** HAVE BEEN OMITTED

PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED

SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONFIDENTIAL TREATMENT

31 January 2008

WF Overseas Fashion C.V. (“WFOF”)

501 7th Avenue

New York, New York 10018

Re:  “CK/Calvin Klein” Bridge Accessories Store License – Central and South America

Calvin Klein Inc. (“]CKI[”)/CKJE/CKJNV/WFOF – Bridge Accessories License d. 31 Jan 06

(“Bridge Accessories [License”)

CKI/CKJE/CKJNV/WFOF – Bridge Store License d. 31 Jan 06 (“Bridge Store License”)

Ladies and Gentlemen:

This confirms that CKI and WFOF are parties to a Bridge Accessories License and a Bridge Store License. This confirms that WFOF (hereinafter referred, together with its affiliates, CKJE and CKJNV (and its successor entity as may be determined on an inter-company basis) collectively or individually to as Operator) and CKI have agreed effective as of 1 January 2008 as follows:

1. (a) CKI hereby grants Operator the exclusive license to use (as described in §6), and to grant third parties approved by CKI hereunder the right to use, the mark in the CKI-approved logo form of *** (“Mark”), on and in connection with the opening, operation and maintenance of full-price and outlet, free standing retail stores 1 2 located in countries constituting Central America (“C. America”) and South America (“S. America”) (specifically excluding Canada and Mexico), each a “Region” which is indicated on Exhibit T only (the “Territory”), hereafter referred to individually and collectively as “Store,” solely for the retail sale of “Merchandise” (as hereinafter defined) to consumers. All use of the Mark shall be subject to CKI’s prior approval in accordance with the terms set forth herein. No goods other than Merchandise are to be sold in any Store, except as specifically provided herein.

(b) “Exclusive Merchandise” means the collections of “Bridge Accessories Articles” produced under and pursuant to the License Agreement dated 31 January 2006, as amended between CK Jeanswear Europe S.r.l (“CKJE”) and WF Overseas Fashion C.V. (“WFOF”) and CKI for the production, distribution and sale of such Bridge Accessories Articles in Europe and certain additional jurisdictions (“Bridge Accessories Products License”). However, in addition to such Exclusive Merchandise, Operator is permitted ***.

(c) The term of this Agreement (the “Term”) shall commence on 1 January 2008 and shall continue in effect for an initial term through 31 December 2034, subject to the provisions of § 5(a). This Agreement shall automatically

______________
[1]	For purposes hereof “full price” Stores (as distinguished from outlet stores) are those in which ***.
[2]	For purposes hereof “outlet stores” are those in which ***

CONFIDENTIAL TREATMENT

be renewed for one (1) consecutive ten (10) year term up to and through 31 December 2044 for a maximum aggregate term of thirty seven (37) years; provided (i) Operator has complied with all of its material obligations hereunder, including but not limited to payment and expenditure obligations and Roll-Out Schedules during the initial Term (as set forth on Exhibit RO). Each calendar year shall be referred to as a “Year”. Notwithstanding anything to the contrary, this Agreement ***.

(d) As a royalty for the use of the Mark, Operator will pay CKI an amount equal to ***. These amounts will be payable quarterly on 30 March, 30 July, 30 October and 30 January (as to the prior calendar quarter) of each Year. ***

2. (a) Operator will expend ***.

(b) Operator understands that it is of paramount importance that the look and “feel” of the Store be consistent with the “Calvin Klein” image. Accordingly, CKI shall designate the design of the Store, including prototypes for fixturing, and CKI shall have reasonable approval of the final construction drawings, layout, fixturing and decoration of the Store as well as all packaging, fixturing, business material, advertising and promotional materials utilized in connection with the Store. CKI will approve the architect to be used in connection with the overall schematic design of drawings, design development and decoration for all of the Stores (overall design overview for all Stores in the Territory or Regions). Operator agrees to ***. Operator will engage, or cause to be engaged, a local architect to build and oversee construction of the Store. Operator understands that it will not be able to open any Store until CKI has notified Operator in writing that such Store complies with CKI’s quality and image standards and that Operator, with respect to such Store, is in compliance with this Agreement. Approvals hereunder will not be unreasonably withheld or delayed by CKI, provided it has been timely supplied with all information needed to make an informed decision.

(c) Simultaneously with execution of this Agreement, Warnaco Inc. is executing a guarantee of Operator’s obligations in the form and as the terms specifically set forth in the Guarantee attached as Exhibit E.

(d) Operator will:

(i) use its commercially reasonable good faith efforts to provide, or cause to be provided, in each lease, for assignment without charge or need of consent from landlord, to CKI or a CKI designee, if so requested by CKI, upon termination of this agreement, and provide a copy of any lease for such Store, and amendment thereto, including English translation thereof, upon execution of this Agreement or as soon thereafter as each such lease is signed;

(ii) comply in any and all material respects with CKI’s design, decor, set-up, visual display requirements as well as the specifications requirements set forth in Exhibit A hereto adhere to CKI’s music selections and with CKI’s reasonable Store Planning requirements set forth in Exhibit B hereto, all as approved by CKI.

(iii) bear all costs incurred in connection with ***. Payments to CKI or its suppliers or consultants through CKI will be made on invoice, or advanced as reasonably required by CKI, based on estimates reasonably agreed upon in advance between the parties.

(iv) locate such Store in prestigious or highly respectable commercial areas with other stores of commensurate fashion designers or other brand name merchandise comparable to Merchandise, with the precise location of each Store subject to CKI’s approval, not to be unreasonably withheld or delayed, and conduct and operate the Store in accordance with all applicable health, safety, occupancy and other applicable governmental regulations;

(v) maintain the Store in sanitary condition and in good repair at all times and maintain the decor, fixtures, merchandising and visual display in accordance with any guidelines, operating manual or other written requirements or regulations promulgated by CKI and/or its parent, Phillips Van-Heusen Corporation, including the Human Rights guidelines contained in its “Statement of Corporate Responsibility,” annexed hereto as Exhibit F, as updated from time to time;

CONFIDENTIAL TREATMENT

(vi) employ exemplary personnel, including a Director or President of Store Operations for all Stores, subject to CKI’s initial and ongoing approval reasonably exercised, as well as individual Store managers and require and enforce an appropriate uniform dress code for all personnel;

(vii) purchase a supply of Merchandise constituting, in CKI’s reasonable opinion, a representative collection and which will satisfy consumer demand for each and every Store; and will purchase from CKI’s licensee suppliers, as applicable, for sale in Stores including each Store in a Key Location and in each “A” and “B” Store location to be determined by CKI in good faith, reasonable quantities of Merchandise featured in each season’s national advertising campaigns; and sell past season Merchandise (from the immediately prior season) only from an appropriate discrete location within the Store (not prominently);

(viii) maintain adequate financing in order to open and maintain the Store and to purchase inventory as provided hereunder and demonstrate the same as reasonably required by CKI during the Term hereof;

(ix) timely remit all amounts payable hereunder (including, by example, CKI and CRK), including interest payable from the original due date *** (the “Interest Rate”) on the balance of any unpaid overdue amounts; and

(x) prepare and deliver to CKI the following reports, as provided to Operator in the form of CKI’s standard package of required reports, or as approved by CKI, at the time periods specified: (a) within 15 days following the close of each month, a report showing beginning inventory, additions to inventory, sales of such inventory and closing inventory (“Monthly Sell Through”), by each product category, for each Store within each country, within each Region in the Territory (each and all Stores), (b) within thirty (30) days following the close of each calendar quarter a report, certified as complete and accurate by an officer of your company, setting forth: (1) for each completed month since the previous such report (A) ***, and amounts payable to CKI hereunder, which are made in a currency other than US $ dollars for reporting purposes hereunder shall also be reported in US $, computed on the basis of the conversion rate of the currency into US $ dollars in effect as published in the Wall Street Journal, as of the close of business on the last day of each quarterly period.

(e) Operator’s public actions and statements can affect the image of CKI, the Mark, the Merchandise and other trademarks and products of CKI or its licensees or authorized users of such Marks. Accordingly, Operator’s use and release of any advertising, promotional or publicity material (including press releases and other public relations media events), and any other corporate release, data or information which might become public and could affect such image hereunder or relating to the Store or operations under this Store License, will be prepared or conducted subject to the prior approval of, or as to certain advertising materials, such as local store ads, with simple CKI pre-approved formats (no illustrations, just specifying the store location and possibly specifying the current season’s collection) in accordance with the guidelines and/or such approved forms or formats of, CKI’s Public Relations Department. After any such approval, Operator will not modify such approved material or activities. All information relating to the terms and provisions of, and certain operations under, this Agreement and the business and operations of CKI, which Operator learns, or has learned, and all prototypes, décor, and other material of CKI (except to the extent any of the same becomes generally known to the public and in the public domain through no fault of Operator) is the valuable property of CKI and Operator will keep the same confidential and will not use (except use required to fulfill the provisions of this Agreement) or disclose same except as may be required by law or agreed to in writing by CKI or required hereunder.

(f) Upon reasonable prior written notice, but no more than once per Year, CKI and its representatives may examine Operator’s books and records relating to the Stores during the term of this Agreement and for three years thereafter. Operator will maintain such books and records for at least three years following the year to which they relate. If such examination shows an undisputed amount (limited to bona fide disputes only) Operator remitted to CKI hereunder that was less than the amount required, Operator will remit the difference, together with interest payable from the original due date (computed at the Interest Rate).

3. (a) Operator acknowledges that: (i) Calvin Klein Trademark Trust (“CKTT”) is the owner, and CKI is a beneficial owner, of all rights, title and interest in and to the Mark as to Merchandise in the Territory (and to all rights as to “Stores” and store services related to such Merchandise and the goodwill attached or that will become attached thereto; (ii) all use thereof will inure to the benefit of CKTT; and (iii) CKTT and/or CKI retains all rights to use and to grant others the right to use the Mark except as specifically granted herein. Operator will not do or permit to be done

CONFIDENTIAL TREATMENT

anything which will detract from the value or reputation of the Mark and will do all things which may reasonably be required by CKI in order to confirm CKI’s beneficial ownership and CKTT’s ownership of the Mark as specified above.

(b) If Operator learns of any infringement or imitation of the Mark or use by any person of a trademark similar to the Mark, it will immediately notify CKI. Operator will reasonably cooperate with CKI in action to protect its rights hereunder and those of CKI and CKTT in and to the Mark. Operator will take no such action without prior written approval of CKI, not to be unreasonably withheld or delayed.

4. Operator will indemnify and save CKTT, CKI and Calvin Klein harmless from any and all claims that may arise or be asserted against either of them from Operator’s use of the Mark for the Stores, Operator’s sale of the Merchandise or its establishment, ownership or operation of the Store, and all costs and expenses, including reasonable counsel fees, incurred in connection therewith. Operator will procure and maintain insurance as reasonably required by CKI in order to insure the property and contents of the Store, and Operator’s operations, and from liability claims as referred to herein.

5. (a) Operator will use its best efforts to exploit the rights granted hereunder throughout the Territory during the Term to open and maintain Stores in the various jurisdictions in the Regions. Notwithstanding anything to the contrary contained herein, if Operator ***.

(b) If Operator ***.

(c) In the event of any breach or default by either party which continues uncured for a period of thirty (30) days after written notice thereof from the non-defaulting party, the non-defaulting party may terminate this Agreement by written notice effective immediately in addition to any and all other remedies available to it at law or in equity. If Operator files a bankruptcy petition, is adjudicated a bankrupt or becomes involved in a bankruptcy or insolvency proceeding, this Agreement will terminate automatically and forthwith on written notice sent by CKI.

(d) Upon termination of this Agreement, Operator will immediately discontinue use of the Mark in connection with the Store, will alter the interior and exterior of the Store so as to distinguish it from its former appearance and will dispose of any inventory of Merchandise, on a non-exclusive basis, only in the ordinary course of business (or otherwise as specifically directed by CKI) for a period not to exceed ninety (90) days following the date of such termination. Operator may dispose of such inventory only if it provides CKI with a detailed schedule of inventory, certified by its chief financial officer in form and content satisfactory to CKI, within twenty (20) days following termination of this Agreement. In addition to and notwithstanding the foregoing, in the event this Agreement is terminated as a result of a breach by Operator, CKI will have the right to assume control of the operation of the Store directly or directly through a designee, upon written notice and without penalty or necessity of judicial or other legal procedure if possible or permissible under applicable law, at Operator’s expense for the remainder of the Term, as well as all such and other rights and remedies which it has, at law or equity, or hereunder, which it hereby reserves. Thereafter or in the event this Agreement is terminated by its natural expiration or by mutual consent, CKI may, no later than thirty (30) days following such termination, elect to have the Store (any Store or in CKI’s discretion a selection of individual Stores), and Operator’s entire interest in such Store including the lease, assigned to CKI or its designee or designees, in accordance with the terms and conditions of such leases and, as may be available and appropriate under local law; (A) at the lower of (i) the net depreciated cost to Operator and (ii) US $1 as to the lease thereof, fixtures and the improvements therein; and (B) at its option, the lower of (i) cost and (ii) fair market value as to any remaining inventory therein.

6. Subject to exclusive rights granted to Operator or its affiliates, nothing herein will limit in any way CKI’s ability to ***. CKI reserves any and all rights not specifically granted to Operator hereunder.

7. Each party to this Agreement is an independent contractor and nothing herein contained and no action arising from or relating to this Agreement shall be construed to constitute the parties as joint venturers or either as agent of the other.

8. This Agreement together with the Exhibits and Schedules hereto all of which are incorporated herein by reference, together with the Side Letter executed simultaneously herewith, constitutes the entire agreement amongst the parties as to the subject matter hereof, and all prior agreements, understandings and statements and actions

CONFIDENTIAL TREATMENT

between them whether oral or in writing are merged into and superceded by this written Agreement. This Agreement may not be amended, modified or terminated except by written agreement executed by all parties. No waiver, express or implied, of any provision of this Agreement, or of any breach or default hereof, shall constitute a continuing waiver hereof except as expressly provided in a writing signed by the waiving party. No acceptance of payments shall be considered a waiver or an election of remedies as to which any and all rights are expressly reserved and retained.

9. Operator ***. As to any sublicense, the following must be first satisfied:

(a) CKI must approve in advance any proposed sublicense, to be entered into in substantially the form to be approved by CKI, which approval of such sublicense may not be unreasonably withheld;

(b) The sublicensee must agree to comply with all of the provisions of this Agreement applicable to it;

(c) The sublicensee must agree not to assign, transfer, or further grant the sublicense agreement itself or any of the rights granted to it thereunder;

(d) The sublicensee must agree not to use the Mark or any variation thereof in its corporate name, or as part of a corporate trade name;

(e) The sublicensee must agree to indemnify CKI, its directors, officers, employees and affiliates, and Mr. Calvin Klein, and their respective successors and assigns to the same extent provided herein;

(f) Any potential sublicensee must timely provide to CKI, reasonable financial data, evidence of expertise and reputation and other materials or documentation as CKI may reasonably request, to enable CK to make a judicious decision as to the reasonable approval of any such sublicensee;

(g) The sublicensee must afford CKI rights of inspection, approval and termination consistent with its rights pursuant to this Agreement directly in its sole discretion; and

(h) Operator must deliver a copy of each proposed sublicense agreement in substantially the form attached and must subsequently deliver a copy of each amendment thereof to CKI prior to the respective execution of the sub-license agreement thereof for its comments, review and approval (which comments shall be promptly forthcoming) of all terms of the sublicense, including, without limitation, term, minimum fees, minimum Net Sales, advertising commitments and royalties thereunder, and shall deliver a conformed copy to CKI (with a certified English translation, if applicable), promptly after its execution and the execution of each amendment thereto.

(i) Operator agrees that it will ***.

(j) Only *** as provided herein.

(k) Except as provided above, this Agreement shall inure to the benefit of, and shall be binding upon, the parties and their respective successors and assigns.

10. This Agreement shall be considered as having been entered into in the State of New York and shall be construed and interpreted in accordance with the internal laws of that State. However, disputes regarding ownership of or challenging ownership of the Mark (“Trademark Disputes”) shall be resolved in accordance with the Federal trademark laws and related laws, statutes, rules and regulations of the United States (unless there are no Federal laws, statutes, rules or regulations dispositive of such a dispute, in which case such dispute shall be resolved in accordance with the laws of the State of New York). Operator agrees that proceedings relating to this Agreement shall be brought in New York, New York and shall be conducted in English. Operator irrevocably submits to the jurisdiction of the courts of the State of New York and/or the federal courts located therein as to the foregoing, and waives the right to contest such jurisdiction and to the laying of venue in such courts. Except for Trademark Disputes, all disputes arising under the terms of this Agreement shall be resolved through binding arbitration pursuant to the rules of the International Chamber of Commerce before a panel of three arbitrators, one of whom shall be appointed by CKI, one of whom shall be appointed by Operator and the third of whom shall be appointed by the other two arbitrators in accordance with the following procedures:

The Party who wants to address a claim to arbitration (“Plaintiff”) shall send its request for arbitration in writing to the International Chamber of Commerce – “ICC” [International Court of Arbitration], which shall act as confirming or appointing authority only, to confirm the appointment of or to appoint, as the case may be, as soon as possible the arbitrator/s.

Copy of such request shall be sent at the same time to the other Party (“Defendant”).

(a) The request for arbitration shall contain:

-	a summary description of the claim and of the reasons thereof; and
-	the indication of the name and address of Plaintiff’s Arbitrator; and
-	the invitation to appoint the second Arbitrator; and
-	the declaration of acceptance of appointment by the Plaintiff’s Arbitrator signed by some.

Within and no later than thirty (30) calendar days of receipt of the above request far arbitration, the Defendant shall send its answer in writing to the International Chamber of Commerce - “ICC” (International Court of Arbitration).

Copy of such Answer shall be sent at the same time to the Plaintiff.

(b) The answer shall contain:

-	a summary description of the opposition to the plaintiff’s claim, of any counterclaim and of the reasons thereof; and
-	the indication of the name and address of defendant’s Arbitrator; and
-	the declaration of acceptance of appointment by the defendant’s Arbitrator signed by same.

(c) Within and no later than thirty (30) calendar days of receipt of the Defendants answer under (b) above, the parties shall appoint the third Arbitrator who shall act as Chairman of the panel.

(d) The Arbitrators shall interpret this Agreement, but shall have no power to change, modify, amend, alter, or otherwise alter or affect the meaning thereof, of any provision or portion thereof, or interpret or render opinions on aesthetics.

(e) The rules of procedure for the Arbitration proceeding shall be established by the Arbitrators.

(f) The Arbitrators shall render their decision not later than ninety (90) days from the appointment of the full panel. For particular reasons the Arbitrators may extend such term by additional thirty (30) days.

(g) The decision of the Arbitrators shall be final and binding upon the Plaintiff and the Defendant.

(h) The costs of the Arbitrators (fees and expenses) and arbitration fees and costs including reasonable attorney’s fees and ICC’s fees shall be determined by the arbitrators in accordance with the relevant rules applicable, “mutatis mutandis”, from time to time by the International Court of Arbitration of the ICC.

The administrative costs of the ICC shall be fixed by the latter in accordance to its relevant rules applicable from time to time.

Notwithstanding any other provision of this Agreement, either party (1) shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the final decision or award of the arbitrators or (ii) shall have the right to have immediate recourse to and shall be bound by the Pre-Arbitral Referee Procedure of the International Chamber of Commerce in accordance with the Rules of Arbitration at an expedited proceeding conducted in New York, New York. Judgement upon any award rendered in an arbitration hereunder may be entered in any court having jurisdiction. Any such award shall be binding upon the parties hereto and their successors and assigns.

11. This Agreement may be assigned within the Warnaco family of companies, the Warnaco Group, in accordance with the terms as agreed to by CKI and WFOF (and acknowledged by Warnaco Inc.) by agreement dated 31 January 2006 (#23 Intercompany Transfer).

If the foregoing fully and accurately sets forth our understanding with regard to the subject matter hereof, please so signify by signing below where indicated.

Very truly yours,

CALVIN KLEIN, INC.
By:	/s/ Tom Murry

Agreed to:

WF OVERSEAS FASHION C.V.
By:	WARNACO U.S., INC., its general partner
By:	/s/ Stanley P. Silverstein

Exhibits
Exhibit A	Specifications
Exhibit B	Store Planning
Exhibit D	Yearly/Monthly/Weekly Sell-Through, Total Seasonal Buy, Seasonal Open-to-Buy
Exhibit E	Guarantee
Exhibit F	PVH’s Statement of Corporate Responsibility
Exhibit T	Territory
Exhibit RO	Roll-Out Schedule # Stores

EXHIBIT A - SPECIFICATIONS

The following items must be to CKI specs:

1.	All stone flooring shall, to the extent possible, be based upon the CKI specifications. By way of illustration, Finestra stone and limestone have a lot of “Movement.”
2.	The hoarding design should be followed in terms of construction (plywood painted CKI white color) and the graphic of the logo (camera ready copy will be supplied by CKJ).
3.	The lighting design, fixtures and layout should be followed as suggested by CKI.
4.

All mechanical systems in the Store should coordinate with CKI’s material design requirements. For example, linear air diffusers should be used in ceilings on the selling floor. Additionally, ductwork should fit into void areas that are in keeping with the prototype design developed by CKI.

5.	Visual items, when possible, should be ordered through CKI-approved vendors. This may include furniture, hangers and forms. Any substitutions must be approved by CKI prior to implementation and use.
6.	CKI must approve samples of fixturing produced by proposed fixture contractor prior to any implementation, use or commitment.
7.

Material revisions or modifications requested by the Operator will be reviewed by CKI prior to implementation. CKI reserves the right to reasonably reject or modify these revisions if they weaken the design concept.

EXHIBIT B - STORE PLANNING

CKI TRIPS

CKI will review prototypes (for comment, modifications, approval) of each fixture to be manufactured. Prototype fixtures may be shipped to NYC for CKI review or CKI may go to premises of fixture manufacturer (at Operator’s expense):

SHOP LOCATIONS:

DETAILED PHOTOS OF INTERIOR AND EXTERIOR OF EACH STORE MUST BE SENT TO CKI WITHIN ONE WEEK AFTER EACH STORE OPENS.

ARCHITECT:

PHOTOS OF EACH JOB SITE INTERIOR AND EXTERIOR, SHOWING THE BUILD-OUT AND DETAILS OF DÉCOR AND FIXTURING, TO BE DELIVERED DURING CONSTRUCTION (1/2 COMPLETION AND SUBSTANTIAL COMPLETION) TO SHOW PROGRESS FOR CKI REVIEW, FOR COMPLIANCE WITH CKI SPECIFICATIONS, APPROVED PROTOTYPE DESIGNS AND FIXTURING).

It will be the responsibility of a local architect/engineer to ensure that all local building codes are met, any energy, historic and fire regulations are accommodated, and all codes are processed with local authorities in a timely manner.

EXHIBIT D

See attached form.

cK Jeans Store Sales

Exchange Rate: _______________

Week ending: ___________________________

	This Year	Last Year	% Change	% to Total	Month to Date	Year to Date
cK Jeans Men’s
cK Khakis Men’s
Other Men’s
Total Men’s

cK Jeans Women’s
cK Khakis Women’s
Other Women’s
Total Women’s

Other: watches, fragrance, sunglasses, etc.

Grand Total – all product

Total By Floor (i.e.: As Noted Below)
Total Lower Level
Total Ground Floor
Total First Floor

Total (All 3 floors):

Please fax to CKI RETAIL – 212.292.9724

Store Name		Exchange Rate
		Selling Square Meters:	Date
Order and Shipping Report for	(SEASON)

By Product Category

	Sales Plan	Open To Buy Dollars	Units Ordered	Dollars Ordered	Discount/Payment Terms	Shipping Window	Units Shipped	Dollars Shipped	Shipping Dates by Delivery

Women’s Handbags
Women’s Belts

Total Women’s

Men’s Travel Accessories
Men’s Belts

Total Men’s

Total Year

Exhibit E

GUARANTEE

In order to induce Calvin Klein, Inc. (“CKI”) to enter into the license agreement dated as of the date hereof (the “Agreement”) with Calvin Klein Jeanswear Company and CKJ Holdings, Inc. (“Operator”) which is being executed simultaneously herewith and in consideration of the covenants and promises made by CKI in the Agreement, the undersigned (the “Guarantor”), being the parent of Operator, unconditionally guarantees (i) that Operator will perform and observe each and every agreement, covenant, representation, warranty, term and condition of the Agreement to be performed or observed by Operator, and upon Operator’s failure to do so, the Guarantor will promptly perform and cause the same promptly to be performed and observed, in all events within the cure period specified in the Agreement, as applicable, and (ii) the due and punctual payment of all sums of whatever character which may become payable by Operator pursuant to the Agreement will be paid by the Operator (including amounts which would be paid but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C 362(a) or any other provision of bankruptcy law) (clauses (i) and (ii) referred to as the Guaranteed Obligations. If for any reason whatsoever any sum hereinabove referred to, or any part thereof, shall not be paid promptly when due, the Guarantor will immediately pay the same regardless of whether CKI has taken steps to enforce any rights against Operator to collect any of said sums and regardless of any other condition of contingency.

Notwithstanding anything to the contrary contained herein, to the extent this Guarantee relates to the payment of sums due to CKI under the Agreement, it is a Guarantee of payment and not of collection and a continuing guarantee which will remain in full force and effect and be binding upon the undersigned until payment in full by Operator to CKI of all sums due pursuant to the Agreement.

The representation, warranties, obligations, covenants, agreements, and duties of the Guarantor under this Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following with respect to the Agreement although without notice to or the further consent of the Guarantor: (i) the waiver by Operator of any agreement, covenant, warranty, representation, term or condition contained in the Agreement; (ii) the extension, in whole or in part, of the time for the payment by Operator of any sums owing or payable under the Agreement, or of the time or performance by Operator of any of its other obligations under or arising out of the Agreement; (iii) the modification or amendment (whether material or otherwise) of any of the obligations of Operator under the Agreement; (iv) any failure, omission, delay or lack on the part of CKI to enforce, assert or exercise any right, power or remedy conferred on CKI in the Agreement or otherwise; (v) any discharge of Operator from any of the Guaranteed Obligations in a bankruptcy or similar proceeding.

No failure on the part of CKI to exercise, and no delay in the exercise of, any right, remedy or power hereunder will operate as covenant, term or condition under the Agreement or in the payment of any sums payable by it thereunder.

This Guarantee shall terminate and be of no further force and effect on the later of (x) the payment in full of all amounts outstanding under the Agreement and (y) the termination of the Agreement.

This Guarantee will be construed and enforced under the laws of the State of New York applicable to agreements made and to be performed in said state.

The Guarantee cannot be changed, discharged or terminated orally.

The Guarantor hereby waives acceptance of this Guarantee.

WARNACO INC.
Dated: January 31, 2008 New York, NY	By:	/s/ Stanley P. Silverstein
	Name:	Stanley P. Silverstein
	Title:	Executive Vice President – International Strategy and Business Development

Exhibit F

Statement of Corporate Responsibility

Statement of Corporate Responsibility

At Phillips-Van Heusen Corporation we are guided by the principle that success in business is dependent on putting “human” issues first. Indeed, we know that our company would not have grown as it has if we did not place highest priority on making a genuine contribution to improving the quality of life and upholding the basic rights of our associates, their families and the communities in which we operate.

We are publishing this statement of corporate responsibility to clearly spell out our concerns and commitments.

Statement of Commitment to Our Associates

Our foremost concern, even in the most challenging economic climate, must be for our associates; the thousands of people who have made our company one of the most successful apparel and footwear manufacturers in the world today.

For over 100 years, our credo has been:

•	To conduct all business in keeping with the highest moral, ethical and legal standards.
•

To recruit, train, and provide career advancement to all associates without regard to gender, race, religion, age, disability, sexual orientation, nationality, or social or ethnic origin. Diversity in the workplace will be encouraged. Bigotry, racism and sexual harassment will not be tolerated.

•	To maintain workplace environments that encourage frank and open communications.
•	To be concerned with the preservation and improvement of our environment.
•	To be ever mindful that our dedication to these standards is absolute –- it will not be compromised.

A Shared Responsibility

This commitment must be shared by the companies with which we do business. We categorically state:

•	We will not discriminate based on race, gender, or religion, and we will not do business with any company that does.
•	We will treat our employees fairly with regard to wages, benefits and working conditions, including a safe and healthy environment, and we will not do business with any company that does otherwise.
•	We will never violate the legal or moral rights of employees in any way, and we will not do business with any company that does.
•	We will only do business with companies who share our commitment to preserving and improving the environment.
•

We will never employ children in our facilities, nor will we do business with any company that makes use of child labor. Our employees and those of our partners and vendors must be over the applicable minimum legal age requirement or be at least 14 years old, or older than the age for completing compulsory education in the country of manufacture, whichever is greater.

•

Phillips-Van Heusen is committed to an ongoing program of monitoring all our facilities and those of companies with whom we do business in accordance with our code of conduct, “A Shared Commitment.” This code defines PVH standards and values, which must be upheld in our facilities and those of our suppliers, contractors and business partners.

A Commitment to People

The history of Phillips-Van Heusen, over the course of more than a century, represents a proud tradition of genuine commitment to people:

•	An absolute commitment to and respect for the dignity of all our associates without regard to race, gender or region.
•	Support for continuing education for our associates and their families.
•	Charitable contributions to the communities in which we operate.
•	Loans and gifts to associates in need.
•	Demand that the people we do business with adhere to the same high standards which have guided our company for more than a century.

Exhibit T

Territory

Central America	South America
Belize	Argentina
British West Indies	Bolivia
Leeward Islands	Brazil
Anguilla, Barbudo, St. Kitts	Chile
(St. Christopher), Nevis	Colombia
Windward Islands	Ecuador
Grenada, St. Vincent, St. Lucia	French Guyana
Costa Rica	Guyana
El Salvador	Paraguay
Greater Antilles	Peru
Haiti	Suriname
Dominican Republic	Uruguay
Grand Cayman Island	Venezuela
Little Cayman Island
Jamaica
Guatemala
Honduras
Nicaragua
Panama
Tortola
Virgin Gorda
(but specifically excluding Cuba)

CONFIDENTIAL TREATMENT

EXHIBIT RO

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